Pope Resources Reports Second Quarter Loss Of $9.3 Million After Recording $12.5 Million Environmental Charge

POULSBO, Wash., Aug. 8, 2012 /PRNewswire/ -- Pope Resources (NASDAQ:POPE) reported a net loss attributable to unitholders of $9.3 million, or $2.14 per diluted ownership unit, on revenue of $17.8 million for the quarter ended June 30, 2012. This compares to net income attributable to unitholders of $3.3 million, or $0.73 per diluted ownership unit, on revenue of $14.3 million for the comparable period in 2011. Adjusted net income, which excludes the environmental charge of $12.5 million, was $3.2 million, or $0.71 per diluted ownership unit for the three months ended June 30, 2012.

Net loss for the six months ended June 30, 2012 totaled $8.1 million, or $1.87 per diluted ownership unit, on revenue of $26.6 million. Net income for the corresponding period in 2011 totaled $7.0 million, or $1.55 per diluted ownership unit, on revenue of $31.9 million. Results for both the second quarter and first half of 2012 were impacted by a $12.5 million charge for environmental remediation liabilities at Port Gamble, Washington. Adjusted net income, which excludes the environmental charge of $12.5 million, was $4.4 million, or $0.97 per diluted ownership unit, for the six months ended June 30, 2012.

Cash provided by operations for the quarter ended June 30, 2012 was $6.7 million, compared to $6.1 million for the second quarter of 2011. For the six months ended June 30, 2012, cash provided by operations was $8.7 million, compared to $13.7 million for year-to-date 2011 results.

"Notwithstanding positive operating fundamentals, our second quarter and year-to-date results were dominated by a $12.5 million addition to our accrual for environmental remediation liabilities at Port Gamble, Washington," said David L. Nunes, President and CEO. "While we are still in the process of finalizing the feasibility study for this clean-up project in cooperation with the State of Washington's Department of Ecology, our discussions with the regulators have reached the point that the scope and extent of the clean-up required at the Port Gamble site is becoming clearer and that, as a result, the additional clean-up activities require us to increase our accrual for such costs during the quarter."

In February 2011 a draft Remediation Investigation/Feasibility Study (RI/FS) was developed for Port Gamble that projected a total clean-up cost of $4.5 million. Our estimate of the Partnership's share of this liability was slightly less than $2.0 million with the balance contributed by the other "potential liable person" (PLP) the State of Washington's Department of Natural Resources (DNR). When the State's environmental regulatory agency, Department of Ecology (Ecology), took this draft RI/FS out for public comment in 2011, most of the comments came from local tribes.

In June 2012, Ecology communicated to the Partnership specific components of a revised RI/FS that were beginning to crystallize and were responsive to these comments. This translated to a significantly expanded scope of the project, including larger dredge areas, more capping of underwater sediment areas, and demolition of both pilings and an old millsite wharf. In addition, Ecology is pressing the PLP's to commit to addressing "natural resource damages" (NRD), an element of environmental law that provides for mitigation for injuries to the environment that are analogous to pain-and-suffering payments in a civil law context.

The projected cost of this significant scope expansion in the clean-up together with the potential layering on of NRD mitigation translates to a sizable multiple of the prior estimate for clean-up costs. As a result of this change in the scope of the clean-up and the prospect of NRD mitigation, the Partnership's potential share of remediation costs has increased commensurately and, although the revised remediation plan has not been finalized, discussions with Ecology are far enough along that management can reasonably estimate an increase in the remediation reserve to reflect these projected costs. The cash outflows by the Partnership to fund its share of the Port Gamble clean-up and potential related NRD mitigation will occur over a multi-year timeframe.

In conjunction with their re-examination of clean-up alternatives, Ecology successfully obtained $9 million of State funding targeted at Port Gamble, with the monies slated for acquisition of environmentally sensitive properties, rehabilitation of geoduck beds, pollution source control, habitat preservation, and clean-up sustainability. The specific apportionment of these monies between the aforementioned uses is uncertain, however, and it remains to be seen how much, if any, of these authorized funds end up being utilized in Port Gamble. To the extent any or all of the $9 million ends up as proceeds paid to the Partnership for property acquisition, these funds will provide a meaningful liquidity source for addressing our clean-up responsibilities. Potential receipt of these funds, however, is not reflected as an offset in the $12.5 million accrual adjustment nor is it recorded as an asset.

There are also significant demolition elements of the clean-up plan such as the removal of pilings, an old wharf, and other over-water structures that represent actions we would eventually take as part of the redevelopment plan for the site. As such, the upshot of the plan with respect to these actions is primarily the acceleration of incurring costs that were eventually going to be absorbed when undertaking redevelopment and ultimate sale of the site.

Our current estimate of the Partnership's share of Port Gamble clean-up and potential NRD mitigation, if any, is $14.3 million which necessitates an additional accrual at the end of Q2 2012 of $12.5 million. Consistent with the methodology we have used in the past to estimate this liability, we used a Monte Carlo simulation model to arrive at a mean value for a multi-variable set of clean-up scenarios.

Fee Timber operating income for the second quarter of 2012 was $5.4 million compared to $3.3 million for the second quarter of 2011. Nearly $0.8 million of this increase is attributable to a 4.4 million board feet (MMBF) timber deed sale on one of the Partnership's tree farms in the second quarter of 2012. In general, all harvest volume and log price realization metrics cited below exclude this timber deed sale. The remaining $1.3 million, or 40%, increase in segment operating income was due almost entirely to a 60% lift in harvest volume, which increased from 19 MMBF in the second quarter of 2011 to 30 MMBF in the comparable 2012 period, partially offset by a 9% decline in average realized log price from $582 per thousand board feet (MBF) for the second quarter of 2011 to $532 per MBF for the current quarter. Another contribution to increased quarterly operating income was the fact that the proportion of second quarter harvest from timber fund properties decreased from 41% in 2011 to 33% in 2012. The timber fund properties have a much higher depletion rate than the Partnership's properties so relatively lower harvest from these fund properties contributed to the increase in operating income.

For the first six months of 2012, Fee Timber operating income declined 18% from $10.4 million in 2011 to $8.6 million in 2012. Notwithstanding the $0.8 million impact of the timber deed sale mentioned above that had no counterpart in the first half of 2011, this decrease in segment operating income was driven by the combined effect of a 9% reduction in harvest volumes, from 49 MMBF in 2011 to 45 MMBF in 2012, and a $30 per MBF, or 5%, drop in average realized log price, which fell from $571 per MBF in 2011 to $541 per MBF in 2012. As was the case in explaining quarter-to-quarter variances, 2012 year-to-date results were positively impacted due to the fact that the percentage of harvest from timber fund properties, which carry a higher depletion rate, decreased from 39% in 2011 to 29% in 2012.

As mentioned above, our average realized log price for the first six months of 2012 decreased $30 per MBF, or 5%, from $571 per MBF in 2011 to $541 per MBF in 2012. Within this total, Douglas-fir log prices decreased $38 per MBF, or 6%, from $615 per MBF in 2011 to $577 per MBF in 2012, while whitewoods decreased $48 per MBF, or 9%, from $546 per MBF in 2011 to $498 per MBF in 2012. Across all species, export log prices dropped $35 per MBF, or 6%, from $627 per MBF in 2011 to $592 per MBF in 2012. In addition, while there was a healthy spread of 12%, or $69 per MBF, between export and domestic log market pricing in the first half of 2011, that spread has narrowed to 6%, or $36 per MBF, in 2012's first half.

Our Timberland Management & Consulting (TM&C) segment generates revenue through the management of three private equity timber funds, which are consolidated into the Partnership's financial statements due to the Partnership's role as general partner or managing member of the funds. Consolidating these funds into the Partnership's financial statements results in the elimination of all management fees earned by the Partnership, with a corresponding decrease in the funds' operating expenses as recorded in the Fee Timber segment. The first two funds collectively have $171 million in assets under management following acquisition of 61,000 acres of commercial timberlands between 2006 and 2010. Capital-raising for our third fund exceeded expectations. This latest fund had its first close in the fourth quarter of 2011 with commitments totaling $51 million and last week we announced the final close for this fund at the fund's revised maximum total commitment level of $180 million.

After eliminating $1.1 million of timber fund management fees, TM&C had no revenue for the six months ended June 30, 2012. During the same period of 2011, this segment also had no revenue after similarly eliminating $1.1 million of timber fund management fees. Operating losses generated by the TM&C segment for the six months ended June 30, 2012 and 2011 totaled $807,000 and $784,000, respectively, after eliminating revenue earned from managing the Funds.

Our Real Estate segment posted an operating loss of $13.7 million for the first six months of 2012, $12.5 million of which was attributable to accruals for environmental remediation liabilities, compared to operating income of $807,000 for the comparable period in 2011 that also included a much smaller environmental remediation accrual of $344,000. Whereas 2012 year-to-date results for this segment did not include any property sales, the 2011 results reflected a 386-acre conservation land sale that generated $2.0 million of revenue, plus three smaller land sales.

General & Administrative expenses of $2.2 million for the first six months of 2012 were 3% lower than those reported for the same six-month period in 2011. This decrease was attributed to no single dominant factor, but rather a number of expense categories fluctuated up-and-or-down between year-to-date comparisons with the aggregate total slightly lower.

For the balance of 2012, we will continue to scale our harvest plans in response to dynamic log markets, and we now expect our harvest volume for the year to be between 78 and 82 MMBF, with the final total depending on the strength or weakness of log markets. This harvest volume total for the year includes the aforementioned 4.4 MMBF timber deed sale in the second quarter.

The financial schedules attached to this earnings release provide detail on individual segment results and operating statistics.

About Pope Resources

Pope Resources, a publicly traded limited partnership and its subsidiaries Olympic Resource Management and Olympic Property Group, own or manage 178,000 acres of timberland and development property in Washington and Oregon. We also manage, co-invest in, and consolidate three timberland investment funds that we manage for a fee. In addition, we offer our forestry consulting and timberland investment management services to third-party owners and managers of timberland in the U.S. Pacific Northwest. The company and its predecessor companies have owned and managed timberlands and development properties for more than 150 years. Additional information on the company can be found at www.poperesources.com. The contents of our website are not incorporated into this release or into our filings with the Securities and Exchange Commission.

This press release contains a number of projections and statements about our expected financial condition, operating results, business plans and objectives. These statements reflect management's estimates based on current goals and its expectations about future developments. Because these statements describe our goals, objectives, and anticipated performance, they are inherently uncertain, and some or all of these statements may not come to pass. Accordingly, they should not be interpreted as promises of future management actions or financial performance. Our future actions and actual performance will vary from current expectations and under various circumstances the results of these variations may be material and adverse. Some of the factors that may cause actual operating results and financial condition to fall short of expectations include our ability accurately to estimate the cost of ongoing and changing environmental remediation obligations, conditions in the housing construction and wood-products markets, both domestically and globally, that affect demand for our products; factors that affect our ability to anticipate and respond adequately to fluctuations in the market prices for our products; environmental and land use regulations that limit our ability to harvest timber and develop property, including changes in those regulations; conditions affecting credit markets as they affect the availability of capital and costs of borrowing; labor, equipment and transportation costs that affect our net income; our ability to consummate proposed or contracted transactions in a manner that will yield revenues; the impacts of natural disasters on our timberlands and on surrounding areas; and our ability to discover and to accurately estimate liabilities associated with our properties. Other factors are set forth in that part of our Annual Report on Form 10-K entitled "Risk Factors."

Other issues that may have an adverse and material impact on our business, operating results, and financial condition include those risks and uncertainties discussed in our other filings with the Securities and Exchange Commission. Forward-looking statements in this release are made only as of the date shown above, and we cannot undertake to update these statements.

Pope Resources, A Delaware Limited Partnership
Unaudited

CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(all amounts in $000's, except per unit amounts)

	Three months ended June 30,		Six months ended June 30,
	2012	2011	2012	2011

Revenues	$17,790	$14,269	$26,594	$31,943
Costs and expenses:
Cost of sales	(10,355)	(7,061)	(14,496)	(15,917)
Operating expenses	(4,085)	(3,671)	(7,678)	(7,460)
Real estate environmental remediation	(12,500)	(77)	(12,500)	(344)
Operating income (loss)	($9,150)	$3,460	($8,080)	$8,222
Interest income	6	10	13	22
Interest expense	(520)	(541)	(1,050)	(1,115)
Capitalized interest	139	108	269	206
Income (loss) before income taxes	(9,525)	3,037	(8,848)	7,335
Income tax expense	(170)	(83)	(134)	(139)
Net income (loss)	(9,695)	2,954	(8,982)	7,196
Net loss (income) attributable to noncontrolling interests	400	333	893	(229)
Net income (loss) attributable to Pope Resources' unitholders	($9,295)	$3,287	($8,089)	$6,967

Average units outstanding - Basic	4,351	4,329	4,348	4,318
Average units outstanding - Diluted	4,351	4,331	4,348	4,320

Basic net income (loss) per unit	($2.14)	$0.73	($1.87)	$1.55
Diluted net income (loss) per unit	($2.14)	$0.73	($1.87)	$1.55

CONDENSED CONSOLIDATING BALANCE SHEETS
(all amounts in $000's)

	June 30, 2012				December 31, 2011

Assets:	Pope	ORM Timber Funds	Consolidating Entries	Consolidated
Cash and cash equivalents	$231	$1,647	$-	$1,878	$2,653
Other current assets	4,228	1,106	(735)	4,599	4,064
Total current assets	4,459	2,753	(735)	6,477	6,717
Timber and roads, net	34,920	114,834	-	149,754	154,236
Timberlands	15,383	18,747	-	34,130	34,130
Buildings and equipment, net	5,812	-	-	5,812	6,019
Land held for development	28,871	-	-	28,871	28,413
Investment in ORM Timber Funds	26,182	-	(26,182)	-	-
Other assets	520	119		639	893
Total	$116,147	$136,453	($26,917)	$225,683	$230,408
Liabilities and equity:
Current liabilities	4,154	$1,796	($735)	$5,215	5,024
Current portion of long-term debt	-	32	-	32	32
Current portion of environmental remediation	833	-	-	833	240
Long-term debt	31,932	11,020	-	42,952	45,793
Environmental remediation	13,624	-		13,624	1,964
Other long-term liabilities	172	-	-	172	197
Total liabilities	50,715	12,848	(735)	62,828	53,250
Partners' capital	65,432	123,605	(124,665)	64,372	75,759
Noncontrolling interests	-	-	98,483	98,483	101,399
Total	$116,147	$136,453	($26,917)	$225,683	$230,408

RECONCILIATION BETWEEN NET INCOME (LOSS) ATTRIBUTABLE TO UNITHOLDERS AND
ADJUSTED NET INCOME (LOSS) ATTRIBUTABLE TO UNITHOLDERS
(all amounts in $000's)

	Three months ended June 30,		Six months ended June 30,
	2012	2011	2012	2011

Reported GAAP net income (loss) attributable to unitholders	($9,295)	$3,287	($8,089)	$6,967
Added back:
Environmental remediation	12,500	77	12,500	344
Adjusted Net income attributable to unitholders*	$3,205	$3,364	$4,411	$7,311

RECONCILIATION BASIC AND DILUTED NET INCOME (LOSS) PER UNIT AND
ADJUSTED BASIC AND DILUTED NET INCOME (LOSS)
(all amounts in $000's)

	Three months ended June 30,		Six months ended June 30,
	2012	2011	2012	2011

Reported GAAP basic and diluted net income (loss) per unit	($2.14)	$0.73	($1.87)	$1.55
Added back:
Environmental remediation	2.85	0.02	2.84	0.07
Adjusted Basic and diluted net income per unit*	$0.71	$0.75	$0.97	$1.62

*Pursuant to Regulation G, we are providing disclosure of the reconciliation of reported non-GAAP financial measures to their most directly comparable financial measures reported on a GAAP basis. We believe that consideration of these non-GAAP financial measures may be important to investors to understand operating results excluding environmental charges.

RECONCILIATION BETWEEN NET INCOME (LOSS) AND CASH FLOWS FROM OPERATIONS
(all amounts in $000's)

	Three months ended June 30,		Six months ended June 30,
	2012	2011	2012	2011

Net income (loss)	($9,695)	$2,954	($8,982)	$7,196
Added back:
Depletion	3,747	2,605	5,133	5,897
Timber depletion on HBU sale	-	150	-	150
Depreciation and amortization	167	178	337	351
Equity-based compensation	148	365	519	592
Capitalized development activities, net of reimbursements	(277)	(241)	(482)	(493)
Deferred taxes	6	43	(17)	43
Cost of land sold	-	89	-	89
Change in operating accounts	12,556	(83)	12,168	(158)
Cash provided by operations	$6,652	$6,060	$8,676	$13,667

SEGMENT INFORMATION
(all amounts in $000's)

	Three months ended June 30,		Six months ended June 30,
	2012	2011	2012	2011

Revenues:
Partnership Fee Timber	$11,631	$7,039	$18,600	$18,362
Funds Fee Timber	5,819	4,300	7,355	10,436
Total Fee Timber	17,450	11,339	25,955	28,798
Timberland Management & Consulting (TM&C)	-	-	-	-
Real Estate	340	2,930	639	3,145
Total	17,790	14,269	26,594	31,943
Operating income (loss):
Fee Timber	5,409	3,314	8,584	10,441
TM&C	(423)	(354)	(807)	(784)
Real Estate	(13,132)	1,664	(13,689)	807
General & administrative	(1,004)	(1,164)	(2,168)	(2,242)
Total	($9,150)	$3,460	($8,080)	$8,222

SELECTED STATISTICS

	Three months ended June 30,		Six months ended June 30,
	2012	2011	2012	2011
Log sale volumes by species (million board feet):
Sawlogs
Douglas-fir	19.3	10.2	30.4	29.2
Whitewood	5.8	5.1	6.7	11.6
Cedar	0.3	0.2	0.4	0.8
Hardwood	1.1	0.5	1.5	1.2
Pulpwood
All species	3.7	2.8	5.7	6.3
Total	30.2	18.8	44.7	49.1

Log and timber deed sale volumes by destination (million board feet):
Export	4.7	10.8	12.0	27.2
Domestic	20.7	4.7	25.5	14.4
Hardwood	1.1	0.5	1.5	1.2
Pulpwood	3.7	2.8	5.7	6.3
Subtotal log sale volumes	30.2	18.8	44.7	49.1
Timber deed sale	4.4	-	4.4	-
Total	34.6	18.8	49.1	49.1

Average price realizations by species (per thousand board feet):
Sawlogs
Douglas-fir	571	640	577	615
Whitewood	500	557	498	546
Cedar	1,037	921	1,014	977
Hardwood	598	556	595	524
Pulpwood
All species	323	387	356	372
Overall	532	582	541	571

Average price realizations by destination (per thousand board feet):
Export	565	645	592	627
Domestic	559	556	556	558
Hardwood	598	556	595	524
Pulpwood	323	387	356	372
Overall log sales	532	582	541	571
Timber deed sale	231	-	231	-

Owned timber acres	114,000	114,000	114,000	114,000
Acres owned by Funds	61,000	61,000	61,000	61,000
Capital and development expenditures ($000's)	681	3,791	1,258	4,444
Depletion ($000's)	3,747	2,755	5,133	6,047
Depreciation and amortization ($000's)	167	178	337	351

QUARTER TO QUARTER COMPARISONS
(Amounts in $000's except per unit data)

	Q2 2012 vs.	Q2 2012 vs.
	Q2 2011	Q1 2012
Net income (loss) attributable to Pope Resources' unitholders:
2nd Quarter 2012	($9,295)	($9,295)
1st Quarter 2012	-	1,206
2nd Quarter 2011	3,287	-
Variance	($12,582)	($10,501)

Detail of earnings variance:
Fee Timber
Log volumes (A)	$6,623	$8,775
Log price realizations (B)	(1,510)	(815)
Stumpage sales	1,026	1,026
Production costs	(2,495)	(3,819)
Depletion	(1,142)	(2,361)
Other Fee Timber	(407)	(572)
Timberland Management & Consulting
Other Timberland Mgmt. & Consulting	(69)	(39)
Real Estate
Land and conservation easement sales	(2,308)	12
Timber depletion on HBU sale	150	-
Other Real Estate	(215)	(87)
Environmental remediation costs	(12,423)	(12,500)
General & administrative costs	160	160
Net interest expense	48	18
Other (taxes, noncontrolling interest)	(20)	(299)
Total variance	($12,582)	($10,501)

(A) Volume variance calculated by extending change in sales volume by the average log sales price for the comparison period.
(B) Price variance calculated by extending the change in average realized price by current period volume.

CONTACT: Tom Ringo, VP & CFO, +1 360.697.6626, Fax +1 360.697.1156